Exhibit 10.18

HILB ROGAL & HOBBS COMPANY

Executive Employment Agreement with

FRANK H. BEARD

EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated November 15, 2005, is made between HILB ROGAL & HOBBS COMPANY, a Virginia corporation (“Employer”) publicly held and traded on the New York Stock Exchange, and FRANK H. BEARD (“Employee”), a resident of Atlanta, Georgia.

WITNESSETH

WHEREAS, Employer owns a number of subsidiaries which operate full-line insurance agencies all over the United States and which are organized, and report to Employer, regionally;

WHEREAS, Employee has been selected to be a national leader of Employer’s property and casualty operations;

WHEREAS, Employer desires that Employee develop and promote the property and casualty capabilities and distribution of Employer in a profitable manner, with an emphasis on developing regional and national platforms for the sale of property and casualty business, developing an exceptional sales force and culture, and supporting other corporate goals, initiatives and lines of business, all as may be set from time-to-time by Employer;

WHEREAS, Employer will provide Employee with tools necessary to perform the services contemplated herein, including, without limitation, office, administrative and clerical support, access to domestic and international markets, access to Confidential Information (as hereinafter defined) and access to HRH’s business plans, strategies and capabilities;

WHEREAS, Employee will be considered an “insider” of Employer for securities law purposes and will be compensated pursuant to plans and policies overseen presently by the Human Resources & Compensation Committee (“Committee”) of the Board of Directors of Employer, which compensation package presently includes a combination of salary, bonus incentives, restricted stock, nonqualified stock options and such other perks and benefits as established by the Committee, all of which elements of compensation are subject to change from time-to-time by the Committee or the Board of Employer, expressly in exchange for Employee agreeing to perform the duties and to abide by the restrictive covenants set forth herein;

WHEREAS, Employer would neither compensate Employee at the levels contemplated herein, nor cause Employee to be promoted to this position herein, without Employee agreeing to abide by paragraphs 4, 5, 6 and 7 herein;

WHEREAS, Employee, as a business leader and “insider” of Employer, will be expected to comply with Employer’s policies and initiatives, including, without limitation, ownership of Employer stock, as may be established from time-to-time; and

WHEREAS, Employee desires to accept this new position and these new terms of employment subject to the terms, covenants and conditions specified herein;

NOW, THEREFORE, in consideration of the premises stated above, Employer’s promotion of Employee to a new position, and the mutual promises contained in this Agreement, the parties agree as follows:

1. EMPLOYMENT. Employer agrees to employ Employee as Vice President—National Director of Property and Casualty, effective as of                     , 2005 (“Effective Date”). Employee’s employment hereunder is at will and may be terminated at any time by Employer or Employee. Employee shall report directly to the President and Chief Operating Officer of Employer.

2. FULL EFFORTS OF EMPLOYEE. Employee represents to Employer that Employee has no employment or other relationship with any competitor of Employer which would restrict Employee in performing the duties contemplated herein, as such exists now and may exist from time-to-time in the future. Employee agrees to indemnify and hold Employer harmless from all claims and damages (including reasonable attorneys’ fees and costs) suffered by Employer and arising out of a breach of the foregoing representation. Employee agrees (i) to devote Employee’s full business time and energies to the business and affairs of Employer, (ii) to use Employee’s best efforts, skills and abilities to promote the interests of the Employer and (iii) to perform faithfully and to the best of Employee’s ability all assignments of work given to Employee by Employer. During the course of Employee’s employment hereunder, Employee shall not, directly or indirectly, enter into or engage in any other business activity or other gainful employment without the prior written consent of Employer.

3. FULL COMPENSATION FOR SERVICES. All business, including insurance, bond, risk management, self-insurance and any other services (collectively, the “HRH Business”), transacted through the efforts of Employee or any other employee of Employer or any of its subsidiaries (Employer and its subsidiaries are herein referred to as the “HRH Companies”) shall be the sole property of the HRH Companies, and Employee acknowledges that Employee shall have no right to any commission or fee resulting from the conduct of such business other than in the form of compensation as established by the Committee or Board. Premiums, commissions or fees on the HRH Business transacted through the efforts of Employee, whether received from an insured or purchaser or from one of the companies represented by the HRH Companies or Employee, are at all times the sole property of the HRH Companies. All checks or bank drafts received by Employee from any company, insured or purchaser shall be made payable to Employer (or applicable company of the HRH Companies) and all amounts collected by Employee shall be promptly turned over to Employer (or applicable company of the HRH Companies). Employee covenants to cooperate with Employer, and to take all actions reasonably requested by Employer, whenever Employer attempts to verify that all income has been paid to the HRH Companies and whenever Employer, before or after termination of Employee’s employment, desires to have commissions from HRH Business assigned to another employee or HRH Company.

4. CONFIDENTIAL INFORMATION. For purposes of this Agreement, “Confidential Information” shall mean any and all information of a proprietary or confidential nature and trade secrets of Employer and the HRH Companies. Confidential information shall include, but not be limited to, such confidential information related to Employer’s plans, strategies and capabilities, personnel of the HRH Companies, information about the Customers (as defined below) such as customer identities and lists, revenues from customers’ accounts, customer risk characteristics and requirements, key contact personnel, financial data and performance, payroll, policy expiration dates, policy terms, conditions and rates, information about prospective customers, and information about the HRH Companies such as strategic plans, methods of soliciting business, documents, financial data, business plans and strategies, marketing programs and specialized insurance markets. Confidential information may be acquired from any source during Employee’s term of employment, whether or not such information was expressly disclosed to Employee during the term of Employee’s employment;

Employee acknowledges that, in the course of Employee’s employment hereunder, Employee will become acquainted and entrusted with Confidential Information which is the exclusive property of Employer. Employee further acknowledges that (i) Employer and the HRH Companies derive actual and potential economic value from the Confidential Information not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and (ii) Employer and the HRH Companies have expended and currently expend substantial effort to acquire Confidential Information, and expend substantial effort, and expect their employees to expend substantial effort, to maintain the secrecy of the Confidential Information. Employee agrees and covenants that Employee will safeguard the Confidential Information from exposure to, or appropriation by, unauthorized persons, either within or outside the employment of Employer or the HRH Companies, and that Employee will not, directly or indirectly, without the prior written consent of Employer during the term of this Agreement and any time in the three year period following termination of this Agreement, divulge or make any use of the Confidential Information except as may be required in the course of Employee’s employment hereunder. Employee also agrees that nothing in this agreement shall be construed to limit or otherwise restrict Employer’s right to protect its trade secrets so long as they remain a trade secret under applicable law. Upon termination of Employee’s employment, Employee covenants to deliver to Employer all information and materials, including personal notes and reproductions, relating to the Confidential Information, the HRH Companies, and the Customers, which are in Employee’s possession or control.

5.	NONPIRACY COVENANTS. For the purpose of this Agreement, the following terms shall have the following meanings:

“Customers” shall be limited to those customers of any of the HRH Companies for whom there is an insurance policy or bond in force or to or for whom any of the HRH Companies is rendering services as of the date of termination of Employee’s employment;

“Known Customers” shall be limited to those “Customers” of any of the subsidiary offices of Employer with whom Employee had personal contact, or for whom Employee handled insurance or bonds, or whose individualized risk management or employee benefit characteristics became or were known to Employee within the last year of Employee’s employment with Employer;

“Prohibited Services” shall mean those services in the fields of risk management, insurance or bonds performed by any of the HRH Companies within Employee’s region as of the date of termination of Employee’s employment. “Field of insurance” does not include title insurance, but does include all other lines of insurance sold by any of the HRH Companies within Employee’s region, including, without limitation, property and casualty, life, group, accident, health, disability, and annuities;

“Prospective Customers” shall be limited to those parties who are not currently Customers, but who are known by Employee to have been solicited to provide any Prohibited Service within the twelve (12) month period preceding the date of termination of Employee’s employment, by Employee or an employee within Employee’s region, and, with respect to any such potential Prospective Customer, Employee or an employee within Employee’s region had, within the twelve (12) month period preceding the date of termination of Employee’s employment, met for the purpose of offering any Prohibited Service or had received a written response to an earlier solicitation to provide a Prohibited Service;

“Restricted Period” shall mean the period of two (2) years immediately following the date of termination of Employee’s employment.

Employee recognizes that over a period of many years the Employer and the HRH Companies have developed, at considerable expense, relationships with, and knowledge about, Customers and Prospective Customers which constitute a major part of the value of Employer. During the course of Employee’s employment by Employer, Employee will have substantial contact with these Customers and Prospective Customers. In order to protect the value of the Employer’s business, Employee covenants and agrees that, in the event of the termination of Employee’s employment, whether voluntary or involuntary, whether with or without cause, Employee shall not, directly or indirectly, for Employee’s own account or for the account of any other person or entity, as an owner, stockholder, director, employee, partner, agent, broker, consultant or other participant during the Restricted Period:

(a) solicit a Known Customer or accept an invitation from a Known Customer for the purpose of providing Prohibited Services to such Known Customer; or

(b) solicit a Prospective Customer or accept an invitation from a Prospective Customer for the purpose of providing Prohibited Services to such Prospective Customer.

Subparagraphs (a) and (b) are separate and divisible covenants; if for any reason any one covenant is held to be illegal, invalid or unenforceable, in whole or in part, the remaining covenants shall remain valid and enforceable and shall not be affected thereby. Further, the periods and scope of the restrictions set forth in any such subparagraph shall be reduced by the minimum amount necessary to reform such subparagraph to the maximum level of enforcement permitted to Employer by the law governing this Agreement.

6. NONRAIDING OF EMPLOYEES. Employee covenants that during Employee’s employment hereunder and for twenty-four (24) months after termination of Employee’s employment, whether voluntary or involuntary, with or without cause, Employee will not hire any individuals who, as of the date of termination of Employee’s employment, were, or had been within the twelve (12) month period preceding Employee’s date of termination of employment, employees within Employee’s region or employees of any of the HRH Companies with whom he had contact within the twelve (12) month period preceding Employee’s termination (collectively, “Known

Group”), nor will Employee directly or indirectly solicit, induce or encourage any member of the Known Group to seek employment with any other business, whether or not Employee is then affiliated with such business.

7. NOTIFICATION OF FORMER AND NEW EMPLOYMENT. During the term of this Agreement and the Restricted Period specified in paragraph 5 hereof, Employee covenants to notify any prospective employer or joint venturer, which is a competitor of Employer or any of the HRH Companies, of this Agreement with Employer; and if Employee accepts employment or establishes a relationship with such competitor during the above described period, Employee covenants to notify Employer and HRH immediately of such relationship. If Employer or HRH reasonably believes that Employee is affiliated or employed by or with a competitor of Employer or any of the HRH Companies during the Restricted Period, then Employee grants each of Employer and HRH the right to forward a copy of this Agreement to such competitor.

8. ESSENCE OF AGREEMENT. The restrictive covenants from Employee for the benefit of the Employer and the HRH Companies set forth herein are the essence of this Agreement with respect to Employer agreeing to employ Employee and each such covenant shall be construed as independent of any other provision in this Agreement. The existence of any claim or cause of action of the Employee against the Employer, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by the Employer of any of the restrictive covenants contained herein. Employer shall at all times maintain the right to seek enforcement of these provisions whether or not Employer has previously refrained from seeking enforcement of any such provision as to Employee or any other individual who has signed an agreement with similar provisions. Further, Employee grants to Employer the continuous and unilateral right, upon written notice to Employee, to lessen the restrictions of any of the covenants set forth in paragraphs 4, 5, 6 and 7 hereof by so much as Employer deems necessary either to make this Agreement in accordance with public policy of the Commonwealth of Virginia or to fit the circumstances peculiar to Employee. Additionally, Employee covenants that if Employee has any questions about the scope or meaning of any restrictive covenants of this Agreement, then Employee shall put such questions in writing to General Counsel of HRH, who shall then endeavor to answer such requests as soon as practicable.

9. SEVERABILITY AND INDEPENDENCE. If any provision of this Agreement or any part of any provision of this Agreement is determined to be unenforceable for any reason whatsoever, it shall be severable from the rest of this Agreement and shall not invalidate or affect the other portions or parts of the Agreement, which shall remain in full force and effect and be enforceable according to their terms. Furthermore, no covenant herein shall be dependent upon any other covenant or provision herein, each of which covenants shall stand independently and be enforceable without regard to the other or to any other provision of this Agreement.

10. INTERPRETATION. There shall be no presumption that this Agreement is to be construed against the Employer or the HRH Companies, since Employee acknowledges that Employee understands all provisions of this Agreement, that the restrictive covenants contained herein are ancillary to an enforceable agreement and are fair, necessary for the protection of Employer and the HRH Companies and relatively standard to the insurance agency industry and that Employee was offered the opportunity to negotiate, alter, and amend any and all provisions of this Agreement before executing this Agreement and legally binding himself hereto.

11. MANDATORY ARBITRATION; GOVERNING LAW; PRAYER FOR REFORMATION. Any dispute or controversy as to the interpretation, construction, application or enforcement of, or otherwise arising under or in connection with this Agreement, shall be submitted to mandatory, final and binding arbitration in the City of Richmond, Virginia, in accordance with the commercial arbitration rules then prevailing of the American Arbitration Association. Employer and Employee waive the right to submit any controversy or dispute to a Court and/or a jury. Any award rendered therein shall provide the full remedies available to the parties under the applicable law and shall be final and binding on each of the parties hereto and their heirs, executors, administrators, successors and assigns and judgment may be entered thereon in any court having jurisdiction. The prevailing party in any such arbitration shall be entitled to an award by the arbitrator of all reasonable attorneys’ fees and expenses incurred in connection with the arbitration. The parties agree that the transactions reflected in this document involve interstate commerce, and accordingly agree that any issues as to arbitrability shall be resolved pursuant to the Federal Arbitration Act.

The parties agree that any substantive issues under this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

/s/ F. Michael Crowley	/s/ Frank H. Beard
HILB ROGAL & HOBBS COMPANY	FRANK H. BEARD

EACH OF EMPLOYER AND EMPLOYEE KNOWINGLY AND VOLUNTARILY REQUESTS THAT ANY TRIBUNAL BEFORE WHOM THIS EMPLOYMENT AGREEMENT IS IN CONTROVERSY REFORM THE RESTRICTIVE COVENANTS HEREIN, IF SUCH REFORMATION IS NECESSARY TO MAKE ANY OF THEM ENFORCEABLE, TO THE MAXIMUM LEVEL OF ENFORCEMENT PERMISSIBLE TO EMPLOYER AND EQUITABLE UNDER THE CIRCUMSTANCES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EMPLOYER TO ENTER INTO THIS AGREEMENT.

12. Mandatory Forum for Confirmation of Arbitration Award: Employee agrees that any award rendered as a result of the arbitration proceedings shall be confirmed in the Federal or State Courts of the Commonwealth of Virginia, and may be enforced by such courts as if the order were their own. By execution hereof, Employee irrevocably submits to the jurisdiction of such courts for this purpose, and waives any defense that he is not subject to such proceedings, that the forum is not convenient, that the matter should be transferred to another forum, or that the arbitration award may not be confirmed and enforced by such courts. Employee consents to service of process in any such proceedings in any manner permitted by the laws of the Commonwealth of Virginia.

13. MISCELLANEOUS.

A. Case and Gender. Wherever required by the context of this Agreement, the singular and plural cases and the masculine, feminine and neuter genders shall be interchangeable.

B. Nonwaiver. The waiver by Employer of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or as a waiver of any other provisions of this Agreement.

C. Captions. The captions provided in this Agreement are intended for descriptive and reference purposes only and are not intended to limit the applicability of the terms of any paragraph to that caption.

D. Succession and Assignment. This Agreement shall be binding upon the parties hereto and is not assignable by Employee. This Agreement shall inure, however, to the benefit of Employer’s successors and assigns, including, without limitation, successor corporations by way of merger or consolidation or any entity which purchases substantially all of the assets of Employer or of the region headed by Employee.

E. Entire Agreement. This Agreement supersedes any prior written or unwritten agreement, representation or understanding between the Employer and Employee and represents the entire agreement, representations and understanding between Employer and Employee concerning the subject matter hereof.

F. Executive Compensation and Benefits. Employee acknowledges that the executive compensation and benefits that may be offered are subject to change in the discretion of Employer and the Committee and the Board of Employer and are not guaranteed to continue or to be without change and may be terminated or altered as deemed prudent by any of the foregoing.

WITNESS the following signatures as of the date first set forth above.

EMPLOYER:		EMPLOYEE:

HILB ROGAL & HOBBS COMPANY

By	/S/ F. MICHAEL CROWLEY	/S/ FRANK H. BEARD
Its	President	FRANK H. BEARD